EXHIBIT 10.6

2010 COOPER-STANDARD HOLDINGS INC.

MANAGEMENT INCENTIVE PLAN

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors of outstanding ability and to motivate such key employees and directors post-emergence from Chapter 11 to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

Affiliate: With respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.

Agreement: The written agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

Award: An Option, Restricted Stock Award, or Restricted Preferred Stock Award granted pursuant to the Plan.

Board: The Board of Directors of the Company.

Cause: Cause means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Cause”, the term “Cause” as used in the Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, (1) the Participant’s willful failure to perform duties or directives which is not cured following written notice, (2) the Participant’s commission of a (x) felony or (y) crime involving moral turpitude, (3) the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its Affiliates, or (4) material breach by the Participant of the restrictive covenants, including, without limitation, any non-compete, non-solicitation or confidentiality provisions to which the Participant is bound.

Change of Control: The occurrence of any of the following events after the Effective Date:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) or (ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise.

Notwithstanding anything in the Plan or an applicable Agreement, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if the payment of compensation under such Award would be triggered upon an event that otherwise would constitute a “Change of Control” but that would not constitute a change of control for purposes of Code Section 409A, then such event shall not constitute a “Change of Control” for purposes of such Award.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur as a result of (x) the Company’s emergence from Chapter 11 as contemplated by the Plan of Reorganization, (y) the execution and delivery of the Commitment Agreement or (z) the consummation of the transactions provided in the Commitment Agreement and/or the Plan of Reorganization (or otherwise contemplated by the Commitment Agreement and/or the Plan of Reorganization to occur prior to or on or about the Effective Date); provided that the foregoing exception shall not apply if a Backstop Purchaser (A) enters into any written shareholder or voting agreement (other than the Commitment Agreement, the Ancillary Agreements or the Plan of Reorganization), (B) purchases or acquires pre-petition claims with respect to the Senior Subordinated Notes (including the purchase or acquisition of any such pre-petition claim held by any other Backstop Purchaser or its affiliates, but excluding any purchase or acquisition by a Backstop Purchaser or its affiliates in its broker/dealer, market making, flow trading or other non-proprietary trading activities), or (C) assigns the Commitment Agreement or its obligations thereunder pursuant to Section 12 of the Commitment Agreement, in the case of each of clauses (A), (B) and (C), only if such action would result in such Backstop Purchaser having beneficial ownership of greater than or equal to 50% of the total voting power of the Company’s voting power upon emergence. For purposes of clarification, (i) neither (a) the agreements and arrangements involving Backstop Purchasers that are contemplated by the Commitment Agreement or the Plan of Reorganization to occur or exist prior to, on or about the Effective Date nor (b) any agreements or arrangements by Backstop Purchasers at any time prior to, on or after the Effective Date to dispose of any or all of their securities of the Company shall be taken into account in determining whether such Backstop Purchasers constitute a “group” for purposes of determining whether a Change of Control has occurred and (ii) the acquisition by any person of any equity interest in the Company at any time following the issuance of Backstop Purchaser Shares, Rights Offering Shares and Warrants (including the Backstop Purchaser Warrants) pursuant to the Plan of Reorganization (other than any acquisition from any Backstop Purchaser that is agreed to between such Backstop Purchaser and its transferee or assignee and consummated on or about the Effective Date) shall not be deemed a transaction provided for in the Commitment Agreement or the Plan of Reorganization. Capitalized terms used in this paragraph and not defined in the Plan shall have the meanings assigned to them in the Commitment Agreement.

Code: The Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

Commitment Agreement: The Commitment Agreement dated as of March 19, 2010 by and between the Company and the Backstop Purchasers.

Committee: The Board or any committee to which the Board delegates duties and powers hereunder.

Common Stock: The shares of common stock, par value $0.001 per share, of the Company.

Company: Cooper-Standard Holdings Inc., a Delaware corporation.

Disability: Disability means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.

Effective Date: The effective date of the Plan is the Emergence Date.

Emergence Date: The effective date of the Plan of Reorganization.

Employment: The term “Employment” as used herein shall be deemed to refer to a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or to a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board. For the avoidance of doubt, a Participant’s Employment shall be deemed to remain in effect so long as the Participant is either an employee of the Company or any of its Affiliates or a non-employee member of the Board.

Equity: The Common Stock, the Preferred Stock, and the Warrants.

Fair Market Value: On a given date, (i) the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded or (ii) if the Shares are not quoted or traded on a stock market or exchange, the Fair Market Value of the Shares will be as determined in good faith by the Committee.

Future Grant: Awards that may be granted at any time after the Emergence Date in accordance with the terms of the Plan.

Good Reason: Good Reason means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Good Reason”, the term “Good Reason” as used in the Plan or any applicable Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, (1) a substantial diminution in the Participant’s position or duties; adverse change of reporting lines; or assignment of duties materially inconsistent with the Participant’s position; (2) any reduction in the Participant’s base salary or annual bonus opportunity; (3) any reduction in the Participant’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (4) the failure of the Company or an Affiliate to pay the Participant any compensation or benefits when due under any employment agreement between the Participant and the Company or such Affiliate; (5) relocation of the Participant’s principal place of work in excess of fifty (50) miles from the Participant’s then principal place of work or (6) any material breach by the Company or an Affiliate, as applicable, of the terms of any employment agreement between the Participant and the Company or such Affiliate; provided that none of the events described in (1) through (6), above, shall constitute Good Reason unless the Company or its Affiliate, as applicable, fails to cure such event within 10 calendar days after receipt from the Participant of written notice of the event which constitutes Good Reason.

Initial Grant: Awards granted on the Emergence Date in accordance with the terms of the Plan.

Option: A non-qualified stock option granted pursuant to Section 6.

Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a).

Participant: With respect to the Initial Grant, a key employee of the Company or its Affiliates, who is selected to receive an Initial Grant, as set forth on Exhibit A. With respect to the Future Grant, a key employee or director of the Company or its Affiliates who is selected by the Committee to participate in the Plan.

Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

Plan: The 2010 Cooper-Standard Holdings Inc. Management Incentive Plan.

Plan of Reorganization: The second amended Chapter 11 plan of reorganization, filed by the Company on March 26, 2010 in the United States Bankruptcy Court for the District of Delaware.

Preferred Stock: The shares of preferred stock, par value $0.001 per share, of the Company designated as 7% Cumulative Participating Convertible Preferred Stock in the Company’s Certificate of Designations for the 7% Cumulative Participating Convertible Preferred Stock.

Restricted Preferred Stock: The shares of Preferred Stock granted pursuant to the Restricted Preferred Stock Awards.

Restricted Stock: The shares of Common Stock granted pursuant to the Restricted Stock Awards.

Restricted Stock Awards: Awards of Restricted Stock granted pursuant to Section 7.

Restricted Preferred Stock Awards: Awards of Restricted Preferred Stock granted pursuant to Section 7.

Share: A share of Common Stock, Preferred Stock, Restricted Stock or Restricted Preferred Stock, as applicable.

Warrants: Warrants to purchase shares of Common Stock having the terms as set forth in the Warrant Agreement dated as of May 27, 2010 between the Company and Computershare Inc. and Computershare Trust Company, N.A.

3. Shares Subject to the Plan

The total number of Shares which shall be issued under the Plan as the Initial Grant is as follows: (1) 4% of the Common Stock (or 757,896 shares of Common Stock, plus, subject to realized dilution on the Warrants, an additional 104,075 shares of Common Stock) to be granted as Restricted Stock; (2) 4% of the Preferred Stock (convertible into 178,783 shares of

Common Stock) to be granted as Restricted Preferred Stock; and (3) 3% of the Equity (or 702,509 shares of Common Stock, plus, subject to realized dilution on the Warrants, an additional 78,057 shares of Common Stock) to be granted as Options. The total number of Shares which may be issued under the Plan as the Future Grant, to be issued incrementally, is 3% of the Equity (or 702,509 shares of Common Stock, plus, subject to realized dilution on the Warrants, 78,057 shares of Common Stock). The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies in an Agreement or otherwise, the Participant may elect to pay a portion or all of the minimum statutory required withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. Notwithstanding the foregoing, no outstanding Award may be amended pursuant to this Section 4 without compliance with Section 12(b).

5. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

The Committee may grant Options to any Participant it selects; provided that, in the case of the Initial Grant, such Participant’s name is set forth on Exhibit A. Options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in an Agreement between the Company and the Participant:

(a)	Option Price.

Initial Grant: The Option Price shall be the Fair Market Value of a Share on the Emergence Date.

Future Grants: The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the applicable Option is granted.

No Option may be amended, and neither the Committee nor the Company may take any other action the effect of which is, to reduce the Option Price other than (i) adjustments made pursuant to Section 8 that do not constitute modifications under Treasury Regulation §1.409A-1(b)(5)(v)(B), or (ii) in connection with a transaction which is considered the grant of a new option for purposes of Code Section 409A, provided that the new Option Price is not less than the Fair Market Value of a Share on the new grant date.

(b)	Vesting. Subject to Section 8(b), each Option shall become vested at such times as may be designated by the Committee and set forth in the applicable Agreement.

(c)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in the applicable Agreement, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(d)

Exercise of Options. Except as otherwise provided in the Plan or in an Agreement, an Option may be exercised for all, or from time to time, any part, of the Shares for which it is then exercisable. For purposes of Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) of the following sentence. The Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares (x) have been held by the Participant for no less than six months (or such other period, if any, as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) and (y) are not subject to a security interest or pledge, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) if approved by the Committee and subject to such rules as the Committee prescribes, by having the Company withhold a number of Shares otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, or (v) if there is a public market for the Shares at such time and if the Committee has authorized or established any required plan or program, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(e)	Attestation. Wherever in this Plan or any Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7. Restricted Stock Awards and Restricted Preferred Stock Awards

(a)	Grant. As part of the Initial Grant, the Committee shall grant Restricted Stock Awards and Restricted Preferred Stock Awards to any Participant it selects, (provided that such Participant’s name is set forth on Exhibit A), which shall be evidenced by an Agreement between the Company and the Participant. In addition, subject to the provisions of the Plan, the Committee may determine to whom and when any Future Grants of Restricted Stock Awards and/or Restricted Preferred Stock Awards will be made, which shall be evidenced by an Agreement between the Company and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreement may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock and Restricted Preferred Stock shall be subject to the terms and provisions set forth below in this Section 7.

(b)	Rights of Participant. A stock certificate or certificates with respect to the Shares of Restricted Stock or Restricted Preferred Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares; provided that the Committee may determine instead that such Shares shall be evidenced by book-entry registration. If a Participant shall fail to execute the Agreement evidencing a Restricted Stock Award or Restricted Preferred Stock Award, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, any certificates issued in connection with a Restricted Stock Award or Preferred Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the applicable Agreement, upon delivery of the certificates to the escrow agent or the book-entry registration, as applicable, the Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and subject to Section 7(e), to receive all dividends or other distributions paid or made with respect to such Shares.

(c)	Non-transferability. Until all restrictions upon the Shares of Restricted Stock or Restricted Preferred Stock awarded to a Participant shall have lapsed in the manner set forth in Section 7(d), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(d)	Lapse of Restrictions. Except as set forth in Section 8(b), restrictions upon Shares of Restricted Stock or Restricted Preferred Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The applicable Agreement shall set forth any such restrictions.

(e)	Treatment of Dividends. The payment to the Participant of any dividends or distributions declared or paid on such Shares of Restricted Stock or Restricted Preferred Stock awarded to the Participant shall be deferred until the lapsing of the restrictions imposed upon such Shares. Any such deferred dividends or distributions may be credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Shares and any such deferred dividends or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such shares.

8. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any other transaction which in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, the Committee shall make such substitution or adjustment, in such manner as it deems equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Board or Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b)	Change of Control.

(i) Initial Grant Awards. In the event of a Change of Control after the Effective Date, 50% of the then unvested portion of all outstanding Initial Grant Awards shall vest (and any restrictions thereon shall lapse). The remaining outstanding Initial Grant Awards shall vest (and any restrictions thereon shall lapse) in accordance with their terms; provided however, that upon a termination of a Participant’s Employment by the Company and its Affiliates without Cause or by the Participant for Good Reason within two years after such Change of Control, the remaining outstanding Initial Grant Awards shall vest (and any restrictions thereon shall lapse) with respect to the remaining outstanding Shares of such Initial Grant Awards. Notwithstanding the foregoing, the Committee may place additional restrictions upon certain Initial Grant Awards in the applicable Agreement.

(ii) Future Grant Awards. For all outstanding Future Grant Awards, any acceleration in connection with a Change of Control shall be determined by the Committee and set forth in each Agreement.

(iii) Awards Generally. If and to the extent determined by the Committee in the applicable Agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to a Change of Control and the Committee may, but shall not be obligated to, with respect to some or all of the outstanding Awards (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change of Control, any such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force and effect.

9. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator, beneficiary or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant in accordance with the terms of such Award.

12. Amendments and Termination

(a)	Authority to Amend or Terminate. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (i) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 8 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or (ii) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding the foregoing, the Board may not amend the provision of Section 6 that restricts the repricing of Options.

(b)	Survival of Authority and Awards. To the extent provided in the Plan, the authority of (i) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (ii) the Board or Committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

13. International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards (including granting restricted stock units payable in cash or stock, in lieu of restricted stock) with respect to such Participants in order to conform such terms to the requirements of local law or to address local tax, securities or legal concerns.

14. Choice of Law; Severability

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

If any provision of the Plan or any Agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (b) would disqualify the Plan, any Agreement or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such Agreement or such Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, such Agreement and such Award shall remain in full force and effect.

15. No Guarantee of Tax Treatment

Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (a) any Award intended to be exempt from Code Section 409A shall be so exempt, (b) any Award intended to comply with Code Section 409A shall so comply, (c) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any Person with respect to the tax consequences of any Award.

16. Transferability

Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, except as specifically approved by the Committee.

17. General Restrictions

Notwithstanding any other provision of the Plan, the granting of Awards under the Plan and the issuance of Shares in connection with such Awards, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and the Company shall have no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

18. Committee

No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

19. Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

2010 Cooper –Standard Holdings Inc. Management Incentive Plan

Exhibit A

Participant
McElya, James	Chairman, CEO
Hasler, Edward	President
Campbell, Allen	VP, CFO
Stephenson, Keith	President, Int’l
Hefferon, Timothy	VP, Gen Counsel
Verwilst, Michael	VP, M&A
Dickens, Kimberly	VP, HR
Yantz, Helen	VP, Controller
Emmi, Joseph	VP, MD, Asia Pac
O’Loughlin, Brian	VP, IT
Johnson, Lawrence	Group VP, Operations N Am
Thurmond, Mack	Group VP, Finance N Am
Otremba, Lyle	VP, Sales & Eng
Talaga, Michael	Group VP, Operations Eur
Johnson, Robert	VP, Tax
Dong, Glenn	VP, Treasurer
Kilbourn, Mark	VP Supply Chain Mgt
King, Gerald	VP, HS&E
Deykes, Douglas	VP, Internal Audit
Char, Bradley	VP HR Systems & Process
Wenzl, Sharon	VP, Corp. Comm.
Puhlmann, Manfred	President, Eur
Herzog, Rolf	MD, Operations, Eur
Brinkman, Uwe	Group VP, Sales & Eng Eur
Hofmann, Axel	Group VP, HR Eur
Marques, Reinaldo	Group VP, MD Brazil
Reserved - Europe	VP, Finance Eur

Total (27)